Exhibit 99.1

Fred's to Acquire EntrustRx Specialty Pharmacy

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 25, 2015--Fred's, Inc. (NASDAQ: FRED) today announced that it has signed an agreement to acquire Reeves-Sain Drug Store, Inc., a private specialty and retail pharmacy company based in the greater Nashville, Tennessee area. The acquisition includes both EntrustRx, a specialty pharmacy operation that has a strong regional presence in the Southeast serviced from facilities in Spring Hill, Tennessee and Columbus, Mississippi, as well as the single Reeves-Sain retail pharmacy in Murfreesboro, Tennessee.

EntrustRx, which is licensed in all 50 states, dispenses specialty pharmaceuticals to treat complex conditions and diseases that typically require ongoing support for extensive periods of time. Its main therapy lines include hepatitis C, oncology, growth hormones, multiple sclerosis, and rheumatology.

Under the terms of the agreement, Fred's will acquire EntrustRx and the Reeves-Sain retail pharmacy for approximately $66 million, comprising $53 million in cash and a $13 million note payable. Fred's expects to utilize available cash and borrowings under its revolving loan and credit agreement to fund the transaction, which is expected to close in April 2015 subject to customary closing conditions. Fred's anticipates that the deal will be accretive to earnings per share in the first full year following closing.

"We are excited to announce the acquisition of EntrustRx, which will further expand our presence in the specialty pharmacy arena – the largest growth area of the pharmacy industry," said Fred's CEO Jerry Shore. "It offers a strong strategic fit to our current specialty pharmacy operations. We welcome the skilled and valued EntrustRx and Reeves-Sain Drug Store employees to the Fred's team and know that they will make great contributions to the future our pharmacy operations."

Shore noted that the EntrustRx acquisition will offer additional advantages to Fred's, including accreditation and access to expanded specialty networks, expertise in different disease states, access to limited-distribution medications, and a model for a scalable retail experience providing clinical services, immunizations, compounding, and hospice medications.

Commenting on the announcement, EntrustRx co-owner Rick Sain said, "We are proud and excited to move our company in a new direction by joining forces with Fred's. Fred's capabilities, resources and experience in pharmacy, along with the potential reach of its retail pharmacy network, were important factors for us as we considered this transaction. Equally important were our shared values regarding the way we interact with and treat our customers and an aligned sense of dedication to the purpose of helping those suffering from chronic disease states and conditions."

Fred's, Inc. was represented in the transaction by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., with pharmacy regulatory counsel provided by Bass, Berry & Sims PLC. Reeves-Sain Drug Store, Inc. was represented in the transaction by Adams and Reese LLP.

Fred's, Inc. operates 661 discount general merchandise stores, including 19 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer